Exhibit 10.33

VITRO ZAMORA JOINT DEVELOPMENT AND SUPPLY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their duly authorized officers.

Vitro Diagnostics Inc.		Jack Zamora

By:	/s/ James Musick	By:	/s/ Jack Zamora

Title:	President and CEO	Title:	M.D.

10

JOINT DEVELOPMENT AND SUPPLY AGREEMENT BETWEEN VITRO AND JACK ZAMORA

THIS JOINT DEVELOPMENT AGREEMENT ("Agreement") is entered into as of May 15, 2018, by and between Vitro Diagnostics Inc., a Nevada company ("VITRO"), and Jack Zamora ("ZAMORA").

WHEREAS; VITRO is the manufacturer of various stem cell products under patents and intellectual property and proprietary technology relating to the business of developing, manufacturing and selling stem cell treatments for stem cell transplants and stem cell activation and other stem cell applications. VITRO also provides advanced stem cell diagnostic services. Such abilities are the contribution by VITRO to this joint stem cell development agreement.

WHEREAS, ZAMORA has contributed a unique process of utilizing an ultrasonic energy field to harvest stem cells from an umbilical cord without expansion of those cells in order to achieve an exemption from FDA rules and regulations regarding stem cell therapy approvals. The Product will be a PHS 361 compliant product for FDA exempt homologous use.

WHEREAS, VITRO has a stem cell manufacturing facility that is FDA compliant with regards to cGMP, ISO and CLIA standards for the purposes of manufacturing stem cells in accordance with FDA standards.

WHEREAS, ZAMORA has popularized his J-Plazty cosmetic device and procedure in clinics in the United States and other foreign markets and has the ability to introduce the new joint development product into those sales channels.

WHEREAS both parties desire to co-brand their brands of VITRO and JACK ZAMORA in the exclusive markets jointly.

NOW THEREFORE, in consideration of the agreements hereinafter set forth and other good and valuable consideration received by each of the parties hereto, the parties agree as follows:

ARTICLE I
DEFINITIONS

1. **<u>Definitions.</u>** For the purposes of this Agreement the following capitalized terms shall have the meanings indicated:

   (a) "<u>Confidential Information</u>" shall include the proprietary and confidential information and/or trade secrets disclosed by VITRO or its authorized representatives to ZAMORA during the course of this Agreement, including without limitation: relationships with present and potential customers, suppliers; intellectual property relating to the development and manufacturing of the Product; any and all trade secrets, know how, confidential or proprietary information and technology which one party learns from the

other party or its representative(s) under this Agreement; other information of any nature that is valuable to VITRO and/or ZAMORA and is not generally known to their competitors.

Notwithstanding the foregoing, Confidential Information shall not include information that: was or becomes generally available to the public other than as a result of a disclosure by VITRO or its representatives; or was available, or becomes available, to ZAMORA on a non-confidential basis prior to its disclosure by VITRO or its representatives, but only if the source of such information is not bound by a confidentiality agreement with VITRO or is not otherwise prohibited from transmitting the information to ZAMORA or its representatives by a legal, fiduciary or other obligation.

(b) "Intellectual Property" shall mean: (i) U.S. Patent # 6,458,593 B1; # 7,527,971 and US patent applications #14/854,488; Australia patent application # 2015230790; UK patent application # 1517039.2. (ii) all continuations, continuations-in-part or divisionals to each such patent. (iii) any and all trade secrets, know how, confidential information and technology which ZAMORA learns from VITRO or its representatives under this agreement, including all technology and know-how used to produce the Product and (iv) all proprietary information related to the Product and processes to supply and distribute the Product.

(c) "PHS 361" shall mean the joint development cosmetic stem cell product "Product" to be manufactured by VITRO exclusively for ZAMORA based on the joint development of the Product to determine a commercial cosmetic stem cell product with specific Product Specifications that comply with the FDA PHS 361 criteria for homologous use in the opinion of VITRO. The Product to be exclusively manufactured by VITRO for ZAMORA.

JOINT DEVELOPMENT

Section 2.1. Product Specifications. VITRO and ZAMORA will jointly develop the Product at Vitro's Golden facility. Vitro shall establish the manufacturing and material specifications and standards required to manufacture the Product. All manufacturing performed under this Agreement shall be done, to the extent possible, at the facilities of VITRO located in Golden, Colorado. ZAMORA shall provide the training in the use and application process of the product in the clinics operated by the physicians.

Section 2.2. Manufacturing Specifications. Vitro manufacturers all its Product compliant with its Standard Operating Procedures ("SOP") and adheres to cGMP practices, is ISO and CLIA compliant. All Product supplied are subject to rigorous quality control inspection prior to release to ZAMORA.

Section 2.3. Forecasts: Product Orders. ZAMORA agrees that it will provide VITRO with a written six-month rolling non-binding forecast of ZAMORA's anticipated volume requirement for the Product, at least ten (10) days prior to the start of each calendar quarter, which forecast shall specify the quantities of the Product desired by ZAMORA and a proposed delivery schedule. Such forecast is for planning purposes only and is not binding for any purpose. For the Product that ZAMORA desires VITRO to produce for ZAMORA hereunder, ZAMORA shall provide VITRO with a firm purchase order ("Order"), which shall describe the Product quantities and delivery date(s) desired. Provided the Order is in accordance with the terms and conditions of this Agreement such Order shall be deemed accepted by VITRO. VITRO shall arrange for the shipment and insurance of the Product, as directed by VITRO or its authorized representative, the cost of which shall be included in the price charged by VITRO for the Product. VITRO shall exercise its best efforts to supply the Product to ZAMORA in accordance with the delivery date(s) specified in the Order or a separate delivery schedule agreed to in writing by the parties.

Section 2.4. Quality Standards. VITRO shall exercise its best efforts to utilize adequate equipment, machinery, production methods and manufacturing quality control procedures to ensure that the Product meets the Product Specifications.

Section 2.5 Shipment Terms. All shipments are to the destination specified by ZAMORA. Title to Product and risk of loss shall pass to ZAMORA upon arrival of the Product at the destination point specified in the Order.

Section 2.6 Product and Process Intellectual Property Ownership. The Product and its processes and the intellectual property resulting from the joint development of the Product by VITRO and ZAMORA shall be the joint property of both VITRO and ZAMORA equally. Any sale of the property to another independent third party requires the approval of both VITRO and ZAMORA jointly. Any costs associated with procuring and prosecuting any patent or joint trademarks shall be split equally between the parties. Any product or process improvements as a result of this joint development agreement shall be the joint property of both VITRO and ZAMORA equally.

Section 2.7 Product Supply and Pricing. The Product will be supplied exclusively to ZAMORA by VITRO at the agreed attached pricing schedule ("Appendix A"). The pricing schedule to be reviewed yearly and agreed to by both parties under this agreement.

Section 2.8 Licensed New Products and Markets. Any new products or markets that VITRO develops for the product and processes will be subject to an exclusive license of the new product or market outside of the ZAMORA market and be subject to a royalty to ZAMORA of 5% of sales of such products by VITRO to other third party customers.

ARTICLE III
PRICING; PAYMENTS

Section 3.1 Pricing Terms. Prior to submitting the first Order, VITRO and ZAMORA shall agree upon pricing for the Product to be supplied hereunder (the "Prices"), which Prices shall be set forth in an addendum to this Agreement signed by both parties. The Prices may only be changed upon a further addendum signed by both parties. The Prices for any Product produced and delivered hereunder shall be payable by ZAMORA to VITRO as net 10 days following the later of (1) delivery, and (2) receipt of invoice. All Price amounts shall be payable in United States dollars and all funds shall be paid by wire to VITRO's bank account as directed by VITRO.

Section 3.2 Exclusivity. VITRO shall supply the Product exclusively to ZAMORA in the exclusive territories of;

The cosmetic industry market in the United States and all other foreign territories.

ZAMORA shall be VITRO's exclusive distributor into the exclusive markets and during the period of the agreement shall pay VITRO based on VITRO's OEM attached pricing schedule, such pricing schedule to be agreed upon yearly by both parties.

VITRO agrees not to provide the Product to any other party in the exclusive territories without the written permission of ZAMORA.

To maintain the exclusive territories ZAMAORA agrees to the following minimum bi-annual Product sales in the exclusive territories.

Year ended December 31st 2018	$ 25,000
Six months ended June 30th 2019	$ 100,000
Six months ended December 31st 2019	$ 250,000
Six months ended June 30th 2020	$ 500,000
Six months ended December 31st 2020	$ 750,000
Every six months thereafter:	$1,000,000

Should the above minimum performance requirements agreed to by ZAMORA not be maintained then VITRO shall have the option to declare such territories as non-exclusive and be able to develop business in those territories through channels other than ZAMORA.

ARTICLE IV
INDEMNIFICATION

Section 4.1. Indemnification by VITRO. VITRO provides a manufacturer's warranty as to the quality of its Product as per the Product Specifications. VITRO is limited to its liability to the replacement of the Product only. ZAMORA assumes all liability for its own operations and procedures at its own expense upon the receipt and acceptance of receipt of the Product

Section 4.2 Indemnification by ZAMORA. ZAMORA, at its own expense, shall defend, indemnify and hold VITRO harmless from and against any and all expenses, costs, losses, liabilities, and/or damages incurred in connection with any and all claim, suits and/or actions brought against VITRO on account of ZAMORA's operations, actions, claims representations, procedures; etc. Under no circumstances shall VITRO be liable for anything more than replacing the Product if such Product is found to not comply with the Product Specifications.

ARTICLE V
U.S. EXPORT CONTROLS

Section 5.0. VITRO specifically acknowledges that certain of the technical data used in performing the manufacturing under this Agreement may be subject to United States export and related controls. In the exercise of its rights and the performance of its duties hereunder, VITRO shall comply strictly with all requirements of the Export Administration Regulations or other applicable regulations of the United States government. Without limiting the generality of the foregoing obligation, VITRO hereby expressly agrees that, without the prior written authorization of VITRO and the appropriate United States governmental agency, VITRO will not, and will cause its representatives to agree not to (a) export, re-export, divert or transfer any of such technical data, or any direct product thereof, to any country to which such transfer is then prohibited by export or other regulations of the United States government; or (b) export, re-export, divert or transfer any of such technical data, or any direct product thereof, to any national of any country to which such transfer is then prohibited by export or other regulations of the United States government. VITRO shall make its records available to ZAMORA at ZAMORA's reasonable request and expense, in order to permit ZAMORA to confirm VITRO's compliance with its obligations as set forth in this Article V.

ARTICLE VI
TERM AND TERMINATION

Section 6.1. Term. The term of this Agreement shall be for a period five years from the Effective Date, and automatically renewable for an additional five years, unless terminated earlier as provided in this Article VI.

Section 6.2. Termination by Mutual Consent. This Agreement may be terminated at any time by the written consent of both parties.

Section 6.3. Termination for Cause. Any party shall have the right to terminate this Agreement at any time, by giving written notice to the party in default on the occurrence of any of the following events:

a. The default of a party with respect to any of its obligations under this Agreement, and its failure to cure any such default within thirty (30) days following the date of notice to it from another party identifying such default;

b. Any act, determination, filing, judgment, declaration, notice, appointment of receiver or trustee, failure to pay debts, or other events under any law applicable to a party indicating the insolvency or bankruptcy of the party;

c. The taking of any extraordinary governmental action, including, without limitation, seizure or nationalization of assets, stock or other property relating to a party; or

Section 6.4 Effect of Termination of this Agreement. In the event of a termination of this Agreement pursuant to this Article VI, the parties shall negotiate in good faith to determine a reasonable winding-up procedure.

ARTICLE VII
WARRANTY, DISCLAIMER AND LIMITATION OF LIABILITY

Section 7.1 Product Warranty. VITRO represents and warrants to ZAMORA that the Product delivered pursuant to this Agreement, at the time of delivery and until utilized in a stem cell treatment, shall: (i) be free from defects in material or workmanship, and (ii) conform to VITRO's Product Specifications. VITRO's exclusive remedy for a breach of this warranty and VITRO's obligations with respect to defective Product delivered hereunder shall be limited to, at the sole discretion of VITRO, either replacement of the defective or non-conforming Product(s) or a refund of the Price paid therefore.

Section 7.2 Exclusions. The warranty provided herein shall not apply to defects or claims due to abuse, misuse, accident, alteration, neglect, conditions outside the specification or design provided by VITRO, unauthorized repair, improper application or combination with Product or other items not provided by VITRO.

Section 7.3 Disclaimer. THE EXPRESS WARRANTY GRANTED ABOVE SHALL EXTEND DIRECTLY TO ZAMORA AND TO ZAMORA'S CUSTOMERS, AGENTS OR REPRESENTATIVES AND EXCEPT FOR WARRANTY OF TITLE, IS IN LIEU OF ALL

OTHER WARRANTIES, WHETHER EXPRESSED OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND MERCHANTABILITY, SUCH OTHER WARRANTIES BEING SPECIFICALLY DISCLAIMED BY VITRO.

Section 7.4 Limitation of Liability. IN NO EVENT SHALL VITRO BE LIABLE TO ZAMORA OR VICE VERSA FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES WHATSOEVER IN CONNECTION WITH THIS AGREEMENT, EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR CERTAINTY OF SUCH DAMAGES. IN NO EVENT SHALL VITRO'S LIABILITY FOR ANY BREACH OR ALLEGED BREACH OF THIS AGREEMENT EXCEED THE TOTAL AMOUNT OF MONEY PAID FOR PRODUCT SOLD HEREUNDER FOR THE ONE YEAR PERIOD IMMEDIATELY PRECEDING THE ACCRUAL OF SUCH CLAIM. IN NO EVENT SHALL VITRO'S LIABILITY FOR ANY BREACH OR ALLEGED BREACH OF THIS AGREEMENT EXCEED THE TOTAL AMOUNT OF PURCHASE ORDERS SUBMITTED AND ACCEPTED HEREUNDER FOR THE ONE YEAR PERIOD IMMEDIATELY PRECEDING THE ACCRUAL OF SUCH CLAIM.

ARTICLE VIII
CONFIDENTIAL INFORMATION

Section 8.1 Confidential Information. Under the terms of this Agreement, both parties will be providing each other with confidential information, including but not limited to, the Product Specifications ("**Confidential Information**"). Each party agrees that the Confidential Information of the other party will be kept strictly confidential and will not be used or disclosed to any third party, at any time, for any reason except for the performance of the Agreement. Each party agrees to use all commercially reasonable efforts, but in case no less effort than it uses to protect its own confidential information, to maintain the confidentiality of the Confidential Information of the other party and to protect the other party's proprietary interest in the Confidential Information. Each party agrees that upon termination of this Agreement pursuant to Section 12 below, it will destroy or return to the other party any Confidential Information provided to it under this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.1. Notices. Any and all notices, elections, offers, acceptances, and demands permitted or required to be made under this Agreement shall be in writing, signed by the person giving such notice, election, offer, acceptance, or demand and shall be delivered personally, or sent by registered or certified mail, return receipt requested or delivered by overnight delivery service to the party, at the addresses below or such other address as may be supplied in writing. The date of personal delivery or the date of mailing, as the case may be, shall be the date of such notice, election, offer, acceptance, or demand.

If to VITRO: Jim Musick

4621 Technology Drive
Golden CO 80403

If to ZAMORA: Jack Zamora
[***]

Section 9.2. Force Majeure. If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, on giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

Section 9.3. Assignment. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person. Neither party may assign their respective rights or obligations under this Agreement without prior written consent from the other Party, which consent shall not be unreasonably withheld.

Section 9.4. Amendment. No change, modification, or amendment of this Agreement shall be valid or binding on the parties unless such change or modification shall be in writing signed by the party or parties against whom the same is sought to be enforced.

Section 9.5. Remedies Cumulative. The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which the party may be lawfully entitled.

Section 9.6. Further Assurances. Each party hereby covenants and agrees that it shall execute and deliver such deeds and other documents as may be required to implement any of the provisions of this Agreement.

Section 9.7. No Waiver. The failure of any party to insist on strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such party's right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement

Section 9.8. Entire Agreement. This Agreement and exhibits, if any attached hereto, the Product Specifications, the orders from ZAMORA and VITRO's order acknowledgments, constitute the entire Agreement between the parties relative to the supply, purchase and sale of the Product hereunder. This Agreement supersedes and replaces all prior or contemporaneous agreements, written and verbal, between the parties regarding the supply of Product. Any addition to or modification of this Agreement shall not be binding unless in writing and signed by authorized representatives of both parties.

Section 9.9. Captions. Titles or captions of articles and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

Section 9.10. Number and Gender. Whenever required by the context, the singular number shall include the plural, the plural number shall include the singular, and the gender of any pronoun shall include all genders.

Section 9.11. Counterparts. This Agreement may be executed in multiple copies, each of which shall for all purposes constitute an Agreement, binding on the parties, and each partner hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required.

Section 9.12. Applicable Law. THIS AGREEMENT AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO, U.S.A., EXCLUDING ITS RULES GOVERNING CONFLICTS OF LAWS. THE COURTS LOCATED WITHIN COLORADO SHALL HAVE EXCLUSIVE JURISDICTION TO ADJUDICATE ANY DISPUTES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. ALL PARTIES SPECIFICALLY CONSENT TO THE EXERCISE OF PERSONAL JURISDICTION BY SUCH COURTS.

Section 9.13. Severability. In the event any provision, clause, sentence, phrase, or word hereof, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder hereof, or of the application of any such provision, sentence, clause, phrase, or word in any other circumstances.

Section 9.14. Costs and Expenses. Unless otherwise provided in this Agreement, each party shall bear all fees and expenses incurred in performing its obligations under this Agreement.

Section 9.15 Relationship of Parties. The parties hereto intend to establish a relationship of VITRO/supplier and customer and as such are independent suppliers with neither party having authority as an agent or legal representative of the other to create any obligation, express or implied, on behalf of the other.